Exhibit 21.1
SUBSIDIARIES OF BUZZFEED, INC.

Name of Subsidiary	Jurisdiction of Formation or Organization
BuzzFeed Canada, Inc.	Canada
BuzzFeed Studios Canada, Inc.	Canada
HuffPost Studios Canada, Inc. (f/k/a Compagnie HuffPost Canada)	Canada
Ganked Film, Inc.	Canada
Fake BF Film, Inc.	Canada
Dear David Film, Inc.	Canada
BuzzFeed Pty. Ltd.	Australia
BF Acquisition Holding Corp.	Delaware
BuzzFeed UK Ltd.	UK
BYJ KK	Japan
BuzzFeed Germany GmbH	Germany
BuzzFeed Spain S.L.U.	Spain
HuffPost UK Limited	UK
BuzzFeed India Pvt. Ltd.	India
BuzzFeed Holdings, LLC	Delaware
Entertainment Contents Online Mexico	Mexico
BuzzFeed FC, Inc.	Delaware
Torando Labs, Inc.	Delaware
BuzzFeed Motion Pictures, Inc.	Delaware
Lexland Studios, Inc. (f/k/a BFMP Video, Inc.)	Delaware
Product Labs, Inc.	Delaware
ET Holdings Acquisition Corp.	Delaware
ET Acquisition Sub, Inc.	Delaware
TheHuffingtonPost.com, Inc.	Delaware
TheHuffingtonPost Holdings, LLC	Delaware

SUBSIDIARIES OF BUZZFEED, INC.

CM Partners, LLC	Delaware
Complex Media, Inc.	Delaware
BuzzFeed Media Enterprises, Inc.	Delaware
Northern Ontario Slate Films, Inc.	Canada
Puppyhood Film, Inc.	Canada
Puppyhood Film (BC), Inc.	Canada